Exhibit 10.3
BRADY CORPORATION
CHANGE OF CONTROL AGREEMENT
     AGREEMENT, made as of December 23, 2008, between Brady Corporation, a Wisconsin corporation, (“Corporation”) and [Name of Executive].
     WHEREAS, the Executive is now serving as an executive of the Corporation in a position of importance and responsibility; and
     WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Corporation and its policies, markets and financial and human resources, and the Executive has acquired certain confidential information and data with respect to the Corporation; and
     WHEREAS, the Corporation wishes to continue to receive the benefit of the Executive’s knowledge and experience and, as an inducement for continued service, is willing to offer the Executive certain payments due to severance as a result of change of control as set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Executive and Corporation agree as follows:
     SECTION 1. DEFINITIONS.
          (a) Change of Control. For purposes of this Agreement, a “Change of Control” shall occur if and when any person or group of persons (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934) other than the members of the family of William H. Brady, Jr. and their descendants, or trusts for their benefit, and the W.H. Brady Foundation, Inc., collectively, directly or indirectly controls in excess of 50% of the voting common stock of the Corporation.
          (b) Termination Due to Change of Control. A “Termination Due to Change of Control” shall occur if within the 24 month period beginning with the date a Change of Control occurs (i) the Executive’s employment with the Corporation is involuntarily terminated (other than by reason of death, disability or Cause) or (ii) the Executive’s employment with the Corporation is voluntarily terminated by the Executive subsequent to (A) any reduction in the total of the Executive’s annual base salary (exclusive of fringe benefits) and the Executive’s target bonus in comparison with the Executive’s annual base salary and target bonus immediately prior to the date the Change of Control occurs, (B) a significant diminution in the responsibilities or authority of the Executive in comparison with the Executive’s responsibility and authority immediately prior to the date the Change of Control occurs or (C) the imposition of a requirement by the Corporation that the Executive relocate to a principal work location more than 50 miles from the Executive’s principal work location immediately prior to the date the Change of Control occurs.
          (c) “Cause” means (i) the Executive’s willful and continued failure to substantially perform the Executive’s duties with the Corporation (other than any such failure resulting from physical or mental incapacity) after written demand for performance is given to the Executive by the Corporation which specifically identifies the manner in which the Corporation believes the Executive has not substantially performed and a reasonable time to cure has transpired, (ii) the Executive’s conviction of (or plea of nolo contendere for the commission of) a felony, or (iii) the Executive’s commission of an act of dishonesty or of any willful act of misconduct which results in or could reasonably be expected to result in significant injury (monetarily or otherwise) to the Corporation, as determined in good faith by the Board of Directors of the Corporation.
          (d) “Beneficiary” means any one or more primary or secondary beneficiaries designated in writing by the Executive on a form provided by the Corporation to receive any benefits which may become payable under this Agreement on or after the Executive’s death. The Executive shall have the right to name, change or revoke the Executive’s designation of a Beneficiary on a form provided by the Corporation. The designation on file with the Corporation at the time of the Executive’s death shall be controlling. Should the Executive fail to make a valid Beneficiary designation or leave no named Beneficiary surviving, any benefits due shall be paid to the Executive’s spouse, if living; or if not living, then to the Executive’s estate.
          (e) “Code” means the Internal Revenue Code of 1986, as amended.
     SECTION 2. PAYMENTS UPON TERMINATION DUE TO CHANGE OF CONTROL.
          (a) Following Termination Due to Change of Control, the Executive shall be paid an amount equal to the annual base salary paid the Executive by the Corporation in effect immediately prior to the date the Change of Control occurs, and the average bonus payment received in the three years immediately prior to the date the Change of Control occurs. Such amount shall be paid in 12 monthly installments beginning on the 15th day of the month following the month in which the Executive’s employment with the Corporation terminates.
          (b) If the scheduled payments under paragraph (a) above would result in disallowance of any portion of the Corporation’s deduction therefore under Section 162(m) of the Code, the payments called for under paragraph (a) shall be limited to the amount which is deductible, with the balance to be paid during the first taxable year in which the Corporation reasonably anticipates that the deduction of such payment is not barred by Section 162(m). However, in such event, the Corporation shall pay the Executive on a quarterly basis an amount of interest based on the prime rate recomputed each quarter on the unpaid scheduled payments.
          (c) It is intended that (A) each payment or installment of payments provided under this Section 2 is a separate “payment” for purposes of Code Section 409A and (B) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if the Corporation determines that on the Termination Due to Change of Control the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Corporation and that any payments to be provided to Executive are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”), then such payments shall be delayed until the date that is six (6) months after the Termination Due to Change of Control. Any delayed payments shall be made in a lump sum on the first day of the seventh month following the Termination Due to Change of Control, or such earlier date that, as determined by the Corporation, is sufficient to avoid the imposition of any Section 409A Taxes on Executive.
     SECTION 3. EXCISE TAX, ATTORNEY FEES.
          (a) If the payments under Section 2 in combination with any other payments which the Executive has the right to receive from the Corporation (the “Total Payments”) would result in the Executive incurring an excise tax as a result of Section 280(G) of the Code, the Corporation will reimburse the Executive for such Excise Tax. Such reimbursement will be paid to Executive by the end of the taxable year following the taxable year in which the Executive remits the related taxes to the Internal Revenue Service.
          (b) If the Executive is required to file a lawsuit to enforce the Executive’s rights under this Agreement and the Executive prevails in such lawsuit, the Corporation will reimburse the Executive for attorney fees incurred up to a maximum of $25,000.00.
     SECTION 4. DEATH AFTER THE EXECUTIVE HAS BEGUN RECEIVING PAYMENTS.
     Should the Executive die after Termination Due to Change of Control, but before receiving all payments due the Executive hereunder, any remaining payments due shall be made to the Executive’s Beneficiary.
     SECTION 5. CONFIDENTIAL INFORMATION AGREEMENT.
     The Executive has obligations under the separate Confidential Information Agreement between the Executive and the Corporation which continue beyond the Executive’s termination of employment. The payments to be made hereunder are conditioned upon the Executive’s compliance with the terms of the Confidential Information Agreement. The payments made hereunder shall be reduced by any payments the Corporation makes to the Executive under Section 3 of the Confidential Information Agreement. In the event the Executive violates the provisions of the Confidential Information Agreement, no further payments shall be due hereunder and the Executive shall be obligated to repay all previous payments received hereunder in the same manner as provided in Section 4 of the Confidential Information Agreement.
     SECTION 6. MISCELLANEOUS.
          (a) Non-Assignability. This Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns and shall also be enforceable by the Executive’s legal representatives.

          (b) Successors. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would have been required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” shall mean both the Corporation as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
          (c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without reference to principles of conflict of laws, to the extent not preempted by federal law. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
          (d) Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	[Name of Executive]
[Address]

If to the Corporation:	Brady Corporation
6555 West Good Hope Road
Milwaukee, Wisconsin 53223
Attention: Corporate Secretary
or to such other address as either party furnishes to the other in writing in accordance with this paragraph. Notices and communications shall be effective when actually received by the addressee.
          (e) Construction. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
          (f) No Guarantee of Employment. Nothing contained in this Agreement shall give the Executive the right to be retained in the employment of the Corporation or affect the right of the Corporation to dismiss the Executive.
          (g) Amendment; Entire Agreement. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement contains the entire agreement between the parties on the subjects covered and replaces all prior writings, proposals, specifications or other oral or written materials relating thereto.

          (h) Impact on Other Plans. No amounts paid to the Executive under this Agreement will be taken into account as “wages”, “salary”, “base pay” or any other type of compensation when determining the amount of any payment or allocation, or for any other purpose, under any other qualified or nonqualified plan or agreement of the Corporation, except as otherwise may be specifically provided by such plan or agreement.
          (i) Other Agreements. This Agreement supersedes any other severance arrangement or Change of Control Agreement between the Corporation and the Executive. This Agreement does not confer any payments or benefits other than the payments described in Sections 2 and 3 hereof.
          (j) Withholding. To the extent required by law, the Corporation shall withhold any taxes required to be withheld with respect to this Agreement by the federal, state or local government from payments made hereunder or from other amounts paid to the Executive by the Corporation.
          (k) Facility of Payment. If the Executive or, if applicable, the Executive’s Beneficiary, is under legal disability, the Corporation may direct that payments be made to a relative of such person for the benefit of such person, without the intervention of any legal guardian or conservator, or to any legal guardian or conservator of such person. Any such distribution shall constitute a full discharge with respect to the Corporation and the Corporation shall not be required to see to the application of any distribution so made.
     SECTION 7. CLAIMS PROCEDURE.
          (a) Claim Review. If the Executive or the Executive’s Beneficiary (a “Claimant”) believes that he or she has been denied all or a portion of a benefit under this Agreement, he or she may file a written claim for benefits with the Corporation. The Corporation shall review the claim and notify the Claimant of the Corporation’s decision within 60 days of receipt of such claim, unless the Claimant receives written notice prior to the end of the 60 day period stating that special circumstances require an extension of the time for decision. The Corporation’s decision shall be in writing, sent by mail to the Claimant’s last known address, and if a denial of the claim, must contain the specific reasons for the denial, reference to pertinent provisions of this Agreement on which the denial is based, a designation of any additional material necessary to perfect the claim, and an explanation of the claim review procedure.
          (b) Appeal Procedure to the Board. A Claimant is entitled to request a review of any denial by the full Board by written request to the Chair of the Board within 60 days of receipt of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Board shall afford the Claimant the opportunity to review all pertinent documents and submit issues and comments in writing and shall render a review decision in writing, all within 60 days after receipt of a request for review (provided that, in special circumstances the Board may extend the time for decision by not more than 60 days upon written notice to the Claimant.) The Board’s review decision shall contain specific reasons for the decision and reference to the pertinent provisions of this Agreement.

     IN WITNESS WHEREOF, the Executive has signed this Agreement and, pursuant to the authorization of the Board, the Corporation has caused this Agreement to be signed, all as of the date first set forth above.

*

Executive

Brady Corporation

By:	/s/ Hoyt R. Stastney Hoyt R. Stastney, Secretary

*	This form of agreement shall be deemed to include conformed signatures of the following individuals, all of whom executed the agreement in substantially similar form: Patrick S. Ference and Kathleen Johnson.